LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of August 7, 2013, is entered into by and between Castle Brands Inc., a Florida corporation (“Borrower ”), and the lending parties set forth on the signature pages attached hereto (individually a “Lender” and collectively, the “Lenders”).

RECITALS

WHEREAS, the Lenders desire to provide Borrower with additional funding on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE LOAN

Section 1.1. Commitment and Loan. Subject to the terms and conditions of this Agreement, the Lenders agree to lend to Borrower the aggregate sum of One Million Two Hundred Fifty Thousand Dollars and No Cents ($1,250,000.00) (collectively, the “Commitment”), in the amounts set forth on the signature page attached hereto. The Lenders shall advance the funds due under the Commitment to Borrower (collectively, the “Loan”) immediately prior to the date that the Closing (as defined herein) will take place.

Section 1.2. Note. Upon the advance of the Loan to Borrower, Borrower shall execute and deliver to each Lender a promissory note in substantially the form of Exhibit A (the “Notes”) in the amount of each Lender’s Commitment. The terms and conditions of the Notes are incorporated herein by reference as if fully set forth herein. In the event of conflict between the provisions of this Agreement and the provisions of the Notes, the provisions of the Notes shall govern.

Section 1.3. Funding Fee. In connection with the Loan to Borrower, Borrower shall pay to the Lenders a funding fee (“Funding Fee”) of 2% per annum on the then outstanding Loan balance (pro-rated for any period of less than one year), payable pro rata among the Lenders in proportion to the amount of the Loan they are making as follows: payable each on the date hereof, and on the first and second anniversary of the date hereof, respectively.

ARTICLE II

CLOSING

The obligation of Lenders to make the Loan to the Borrower is subject to the following express conditions precedent:

Section 2.1 Transaction Documents. Borrower shall have executed (or obtained the execution or issuing of) and delivered to Lenders this Agreement and the Notes.

Section 2.2 Representations True. All representations and warranties by Borrower shall be true and correct as of the date hereof.

Section 2.3 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place by wire transfer to account provided by the Borrower, telecopy, email delivery and/or overnight delivery on the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to the Lenders as follows:

Section 3.1 Capacity; Execution of Agreement. Borrower has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by Borrower of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate action of Borrower. This Agreement has been duly executed and delivered by Borrower and constitutes a valid and legally binding agreement of Borrower, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

Section 3.2. Formation and Standing. Borrower is duly formed, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.

Section 3.3 Power and Authority. Borrower has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

Section 3.4 SEC Reports. Each report, registration statement and definitive proxy statement (the “SEC Reports”) filed by Borrower with the Securities and Exchange Commission (the “SEC”) during the last two fiscal years and the interim period prior to the date of this Agreement, which are all the forms, reports and documents required to be filed by the Borrower with the SEC during such time period, are publicly available to the Lenders on the SEC’s website. As of their respective dates the SEC Reports: (i) were prepared in accordance, and complied in all material respects, with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in this Article III, the Borrower makes no representation or warranty whatsoever concerning any SEC Report as of any time other than the date or period with respect to which it was filed.

Section 3.5. Financial Statements. Each set of financial statements (including, in each case, any related notes thereto) contained in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Borrower at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal adjustments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH LENDER

Each Lender severally and not jointly represents and warrants to Borrower as of the date of this Agreement as follows:

Section 4.1. Capacity; Execution of Agreement. It has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by it of the transactions and obligations contemplated hereby have been duly authorized by all requisite action on the part of the Lender. This Agreement has been duly executed and delivered by it and constitutes a valid and legally binding agreement of it, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

Section 4.2. Formation and Standing. If an entity, it is duly formed, validly existing and in good standing under the laws of its formation and has the requisite power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.

Section 4.3. Power and Authority. It has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

Section 4.4. Accredited Investor. It is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

Section 4.5. Suitability and Sophistication. It has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of entering into this Agreement and acquiring the Note and (ii) independently evaluated the risks and merits of acquiring the Note and has independently determined that the Note is a suitable investment for it.

Section 4.6. Brokers or Finders. It has not engaged any brokers, finders or agents, or incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

Section 5.1. Survival of Representations and Warranties; Indemnification.

(a)	The representations and warranties of Borrower and the Lenders contained in or made pursuant to this Agreement shall continue in full force and effect until the indebtedness of Borrower under the Notes and all other obligations hereunder and thereunder have been paid in full.

(b)	Borrower hereby agrees to indemnify and hold harmless each Lender and, as applicable, its respective officers, directors, shareholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant provided, made or agreed to by Borrower hereunder or under the Note, the use or the proposed use of the proceeds thereof and any other transaction contemplated by this Agreement.

(c)

Section 5.2. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lenders.

Section 5.3. Counterparts. This Agreement may be executed in any number of counterparts or other electronic signatures, each of which shall be deemed an original, and all of which together shall constitute one instrument.

Section 5.4. Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.

Section 5.5. Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 5.6. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or email to the address set forth below; (iii) five business days after deposit in the U.S. mail, postage prepaid and addressed to the other party at the address set forth below; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 5.6, by giving the other party written notice of the new address in the manner set forth above.

If to Borrower:

Castle Brands Inc.
122 East 42nd Street
Suite 4700
New York, NY 10168
Attention: Alfred J. Small, Senior Vice President, Treasurer & CFO
Phone: (646) 356-0200
Facsimile: (646) 356-0222

If to a Lender, the address set forth on the signature page attached hereto.

Section 5.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Borrower and the Lenders.

Section 5.8. Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

Section 5.9. Governing Law; Choice of Forum. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED IN ACCORDANCE WITH, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO EACH HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.

Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 5.11. Further Assurances; Access. The Lenders and Borrower will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement. Upon reasonable written notice, Borrower shall afford the officers, employees and authorized agents and representatives of the Lenders reasonable access, during normal business hours, to the offices, properties, books, records and such additional financial and operating data and other information regarding the assets, goodwill and business of the Borrower as the Lenders may from time to time reasonably request.

Section 5.12. Entire Agreement. This Agreement, the Notes and that certain Subordination Agreement, dated as of August   , 2013, between Keltic Financial Partners II, LP and the Lenders, and all exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supercedes the Commitment Letter. No party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 5.13. Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

Section 5.14. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement shall not be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the provisions of this Agreement.

Section 5.15. Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief and any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case.

Section 5.16. No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 5.17. Expenses. Each party shall bear its own costs and expenses in connection with the transactions contemplated hereby.

Section 5.18. Exhibits. All exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signatures begin on next page.]

IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Castle Brands Inc.
By:	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	Senior Vice President and CFO

[COUNTERPART SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER	LENDER
By:	By:
Name:	Name:
Title:	Title:
Commitment Amount: $ Address:	Commitment Amount: $ Address:
Phone:	Phone:
Facsimile:	Facsimile:

EXHIBIT B

FORM OF NOTE

PROMISSORY NOTE

$[      ]                                                 August 7, 2013

FOR VALUE RECEIVED, CASTLE BRANDS INC., a Florida corporation (“Maker”), having an address at 122 East 42nd Street, Suite 4700, New York, New York 10168, hereby promises to pay to the order of       , a       , its successors and/or assigns (any of which is hereinafter referred to as “Holder”), in lawful money of the United States, the sum of [TBD] Dollars and No Cents ($XXX,XXX.XX), on October 15, 2015 (“Maturity Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement, dated as of the date hereof (the “Loan Agreement”), between the Maker and the Lenders party thereto.

Beginning on the issuance date of this Note, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to eleven percent (11.0%), payable quarterly in arrears on November 1, February 1, May 1 and August 1 of each year (each, an “Interest Payment Date”), commencing November 1, 2013, and on the Maturity Date.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months.  At the Holder’s request, payments shall be made by wire transfer to an account designated by the Holder. This Note, however, may be prepaid in whole or in part at any time without penalty or premium but with payment of accrued interest to the date of prepayment.

So long as any amount under this Note remains outstanding and unpaid, Maker will not, unless otherwise consented to in writing by the Holder, create, incur, assume or suffer to exist (other than indebtedness existing on the date hereof) any indebtedness for borrowed funds (institutional or otherwise) which is not subordinated in all respects to the indebtedness under this Note.

Holder may, with or without notice to Maker or any guarantor or other party liable herefor, extend or renew this Note, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of Maker or any other party or guarantor liable herefor.

Upon the occurrence of a Default, the whole sum of principal shall become due immediately at the option of Holder. As used herein, “Default” shall mean the occurrence of any of the following events: (i) failure to make any payment hereunder within five days of the date prescribed for payment; (ii) filing, as to the Maker or any guarantor or endorser of this Note, of an involuntary petition which is not dismissed within sixty (60) days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; (iii) default in the payment of principal or interest on any obligation in excess of $50,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days; (iv) final judgment for the payment of money in excess of $50,000 shall be rendered against Maker and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed; (v) the non-payment, for any reason, of any check tendered to Holder by Maker; or (vi) any material breach by the Maker of any covenant or agreement under this Note or the Loan Agreement.

The times for the payment of the principal sum as herein stated are of the essence of this Note. Upon the occurrence of a Default, the amount of the principal sum hereunder, plus reasonable attorneys fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 18% per annum, whichever is lower, from the date of the Default to the date of actual payment.

The Maker shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to, any person unless the Lenders consent to such consolidation, merger, transfer, lease or sale, which consent shall not be unreasonably withheld.

Maker and each other party liable herefor, whether principal, endorser, guarantor or otherwise, jointly and severally hereby (i) waive presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by Holder to Maker or any party liable herefor, and (iii) agree to pay all costs and expenses, including reasonable attorneys fees, in connection with the enforcement or collection of this Note.

Nothing contained in this Note or in any other agreement between Maker and Holder shall require Maker to pay, or Holder to accept, interest in an amount which would subject Holder to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should Holder receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Note.

Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by Holder, and then only to the extent therein set forth. The making of any demands or the giving of any notices by Holder or a waiver by Holder of any right and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which Holder would otherwise have on any future occasion. All rights and remedies of Holder shall be cumulative and may be exercised singly or concurrently.

This Note may be assigned at any time by Holder to any person controlling, controlled by or under common control with the Holder or to any affiliate of the Holder on notice to Maker.

The terms and provisions hereof shall survive the payment, cancellation or surrender of this Note. Any instrument taken by Holder in payment of, or for application against, any obligation of Maker or any other party liable herefor shall not operate as a discharge of such obligation until the instrument is finally paid, notwithstanding the fact that a bank may be the maker, drawer or acceptor of such instrument.

This Note shall be governed and construed in accordance with the law of the State of New York without giving effect to choice of law principles. MAKER AND EACH OTHER PARTY LIABLE HEREFOR, IN ANY LITIGATION IN WHICH HOLDER SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. ANY SUCH LITIGATION SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK.

CASTLE BRANDS INC.

By:/s/ Alfred J. Small
Name: Alfred J. Small
Title: Senior Vice President, Chief Financial Officer, Treasurer and Secretary